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                                                                       EXHIBIT 5


                                 April 27, 1999


SPS Technologies, Inc.
101 Greenwood Avenue, Suite 470
Jenkintown, Pennsylvania  19046

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 250,000 shares of Common Stock, par value $0.50 per share ("Common Stock"), of the Company (the "Registered Shares") issuable pursuant to the SPS 1988 Long Term Incentive Stock Plan (the "Plan"). The undersigned is general counsel to the Company and is an attorney admitted to practice in the Commonwealth of Pennsylvania. The undersigned expresses no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Pennsylvania.

     Based upon and subject to the foregoing, the undersigned is of the opinion that the Registered Shares, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps were taken to comply with the requirements of the Act and applicable requirements of state laws regulating the offer and sale of securities.

     The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,

                                                  /s/ James D. Dee, Esq.

                                                  James D. Dee, Esq.